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                                                                                                    Exhibit 12

                                                    COMPUTATION OF EARNINGS TO FIXED CHARGES RATIO
                                                              FROM CONTINUING OPERATIONS
                                                     (IN THOUSANDS OF DOLLARS, EXCEPT RATIO DATA)

                                                                            YEAR ENDED
                                           -------------------------------------------------------------------
                                           December 26,    December 27, December 28, December 29, December 31,
                                               1999            1998        1997         1996          1995
                                           ------------    ------------ ------------ ------------ ------------
FIXED CHARGES COMPUTATION

INTEREST EXPENSE:
     NET INTEREST EXPENSE                  $     92,247    $    101,420 $     97,286 $     66,740 $     57,623

     PLUS CAPITALIZED INTEREST                    5,197           4,516        5,376        6,397        1,889
                                           ------------    ------------ ------------ ------------ ------------
          GROSS INTEREST EXPENSE                 97,444         105,936      102,662       73,137       59,512


PROPORTIONATE SHARE OF INTEREST
     EXPENSE OF 50% OWNED PERSONS                                              1,948       17,941       13,824


INTEREST COMPONENT OF
     RENT EXPENSE                                 8,229           7,688        6,671        5,787        5,781
                                           ------------    ------------ ------------ ------------ ------------

          TOTAL FIXED CHARGES              $    105,673    $    113,624 $    111,281 $     96,865 $     79,117
                                           ============    ============ ============ ============ ============


EARNINGS COMPUTATION

PRETAX EARNINGS                            $    568,015    $    507,916 $    693,852 $    310,209 $    182,817

    ADD:  FIXED CHARGES                         105,673         113,624      111,281       96,865       79,117

    LESS: CAPITALIZED INTEREST                   (5,197)         (4,516)      (5,376)      (6,397)      (1,889)


    LESS: EARNINGS IN EXCESS OF
                   DISTRIBUTIONS
                   FROM INVESTEES                (8,934)        (16,693)      (7,675)     (12,962)      (9,285)
                                           ------------    ------------ ------------ ------------ ------------


          TOTAL EARNINGS AS ADJUSTED       $    659,557    $    600,331 $    792,082 $    387,715 $    250,760
                                           ============    ============ ============ ============ ============

          RATIO OF EARNINGS
            TO FIXED CHARGES                    6.2:1          5.3:1        7.1:1        4.0:1         3.2:1
                                           ============    ============ ============ ============ ============
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